EXHIBIT 99.1

Press Release

November 2, 2010

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr. Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces Results for Third Quarter 2010

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported total assets of $552.3 million at September 30, 2010, compared to $558.5 million reported at September 30, 2009. Deposit totals at the end of the third quarter were $484.5 million. Total loans, net of mortgage loans held-for-sale, were $410.3 million at September 30, 2010, compared to $441.5 million one year ago.

For the three month period ended September 30, 2010 net income available to common shareholders was $285,000 compared to net income available to common shareholders of $842,000 reported for the third quarter of 2009. Basic and diluted earnings per common share were $0.06 and $0.17 for the quarters ended September 30, 2010 and 2009 respectively.

For the nine month period ended September 30, 2010, net income available to common shareholders was $563,000 compared to net income available to common shareholders of $1.8 million reported for the 2009 period. Basic and diluted earnings per common share were $0.11 for the first nine months of 2010 compared to $0.36 for the nine months ended September 30, 2009.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The financial industry continues to work through problem loans that are related to a difficult economy and troubled real estate markets. Community banks are no exception. We are focused on remediating the circumstances surrounding our troubled real estate related assets. Our capital position and low overhead provides us with the flexibility to methodically divest ourselves of troubled assets as necessary. Some of our residential development and commercial real estate borrowers continue to suffer from poor product demand and experience difficulty in meeting their debt servicing obligations. As a result, the Bank’s nonperforming assets and loan charge-offs remain at historically elevated levels. In this environment, our policies dictate a corresponding increase in our allowance for loan losses. In regards to our deposit base, we are pleased with the growth we have cultivated within our existing markets. MidCarolina continues to enjoy a growing customer base as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank is a wholly-owned subsidiary of MidCarolina Financial Corporation. The Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham, Greensboro and Mebane, North Carolina. The Bank also provides access to personalized full brokerage services through a third party registered broker dealer for stocks, bonds and mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC, is an equal housing lender and an equal opportunity employer.

Disclaimer Regarding “Forward Looking Statements”

Statements in this press release and its exhibits relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov or through our Internet website at www.midcarolinabank.com. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans),(d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended September 30,
	2010 (Unaudited)	2009 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$6,402	$7,007	-8.6%
Interest expense	2,022	2,454	-17.6%
Net interest income	4,380	4,553	-3.8%
Provision for loan losses	1,543	950	62.4%
Net interest income after provision for loan losses	2,837	3,603	-21.3%
Noninterest income	645	759	-15.0%
Noninterest expense	3,076	2,931	5.0%
Income before income tax expense	406	1,431	-71.6%
Provision for income taxes	17	484	-96.5%
Net income	389	947	-58.9%

Dividends on preferred stock	104	105	-1.0%

Net income available to common shareholders	285	842	-66.2%

PER SHARE DATA
Earnings per common share, basic	$0.06	$0.17	-64.7%
Earnings per common share, diluted	0.06	0.17	-64.7%

	For the Nine Months Ended September 30,
	2010 (Unaudited)	2009 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,569	$20,787	-5.9%
Interest expense	6,408	8,146	-21.3%
Net interest income	13,161	12,641	4.1%
Provision for loan losses	5,018	2,885	73.9%
Net interest income after provision for loan losses	8,143	9,756	-16.5%
Noninterest income	1,886	2,077	-9.2%
Noninterest expense	8,967	8,857	1.2%
Income before income tax expense	1,062	2,976	-64.3%
Provision for income taxes	186	871	-78.7%
Net income	876	2,105	-58.4%

Dividends on preferred stock	313	313	0.0%

Net income available to common shareholders	563	1,792	-68.6%

PER SHARE DATA
Earnings per common share, basic	$0.11	$0.36
Earnings per common share, diluted	0.11	0.36

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.28%	0.68%
Return on average common equity	3.12%	10.49%
Net yield on average earning assets	3.28%	3.43%
Equity to assets ratio, end of period	7.59%	7.26%
Allowance for loan losses as a percentage of total loans, end of period	2.15%	1.56%
Non-performing assets as a percentage of total assets, end of period	3.19%	1.02%
Ratio of net charge-offs to average loans outstanding	0.82%	0.37%

	As of September 30,
	2010 (Unaudited)	2009 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$410,261	$441,503	-7.1%
Allowance for loan losses	8,816	6,867	28.4%
Loans, net of allowance for loan losses	401,445	434,636	-7.6%
Securities, available for sale	78,240	71,463	9.5%
Total Assets	552,299	558,490	-1.1%

Deposits:
Noninterest-bearing deposits	42,400	46,213	-8.3%
Interest-bearing demand and savings	247,254	130,662	89.2%
CD’s and other time deposits	194,818	304,993	-36.1%
Total deposits	484,472	481,868	0.5%
Borrowed funds	15,000	25,000	-40.0%
Trust preferred securities	8,764	8,764
Total interest-bearing liabilities	465,836	469,419	-0.8%
Shareholders’ equity	41,953	40,525	3.5%